EXHIBIT 99.1

PROPHASE PROVIDES SHAREHOLDER UPDATE

DOYLESTOWN, PA — (MarketWired – April 5, 2017) - ProPhase Labs, Inc. (NASDAQ: PRPH, www.ProPhaseLabs.com), a diversified natural health medical science company (the “Company”), provides an update to shareholders today.

As previously reported, on March 29, 2017, the Company completed its sale of the Cold–EEZE® brand. The Company received net proceeds from the sale of Cold-EEZE® of approximately $39.3 million after deductions for (i) $5.0 million to be held in escrow for up to two years (some or all of which may be returned to the Company depending on whether and to what extent indemnity claims arise), (ii) $4.2 million which was used to pay transaction fees and costs, or held against estimated income tax liabilities and (iii) $1.6 million in principal and interest payments to retire outstanding debt.

Additionally, the Company anticipates that the Company’s cash resources will be further reduced as a consequence of (i) required payments of the Company’s retained liabilities, as defined in the asset purchase agreement, (ii) onetime costs for restructuring, compensation and severance payments, (iii) transition services and transaction expenses to be incurred by the Company during the business transition period, (iv) expenses and investments in our contract manufacturing operations, (v) expenses and investments in the development of our new line of dietary supplements and other ventures, and (vi) for general overhead and costs of operations. Some of these payments, expenses and investments will be offset by collection of residual Cold-EEZE® Division net accounts receivable, the sale of certain inventory held at March, 29, 2017, and revenues arising in the ordinary course of the operation of the Company’s remaining business lines.

Ted Karkus, Chairman and Chief Executive Officer of the Company, stated, “We are now ready to focus our resources on growing our PMI manufacturing business and TK Supplements® product line. We expect to start shipping Legendz XL® to a major retail drug chain during Q2 2017. We will ultimately require additional distribution in order to achieve a successful launch. We are also in the early stages of pursuing additional opportunities in the technology industry. Finally, we recently submitted an application in the state of Pennsylvania to grow and process marijuana plants for medicinal purposes. We expect to receive a response from the state within the next 4-7 months. We believe that there are 12 potential licenses that will be issued for growing in the state but cannot estimate how many applications the state received or if our application will be accepted.

For more information visit us at www.ProPhaseLabs.com.

Forward Looking Statements

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the launch of our new line of TK Supplements®, our new product Legendz XL® and other new ventures. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to: the difficulty of predicting the acceptance and demand for our products, the impact of competitive products and pricing, costs involved in the manufacture and marketing of products, the timely development and launch of new products, and the risk factors listed from time to time in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Investor Contact

Ted Karkus, Chairman and CEO

ProPhase Labs, Inc.

(215) 345-0919 x 0

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